Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-248824, 333-250974, 333-259334 and 333-266107), Form S-3 (333-270433) and Form S-8 (No. 333-204155, 333-218095, 333-229724, 333-256680, 333-257749, 333-265324 and 333-269305) of Helius Medical Technologies, Inc. of our report dated March 29, 2024, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appearing within this annual report on Form 10-K for the year ended December 31, 2023.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

March 28, 2024